SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to Rule 14a-12

H. J. Heinz Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     The H. J. Heinz Company posted the document titled For the Record to H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com.
*      *      *

For the Record June 2006

Please be aware that certain forward-looking statements contained in this presentation which are not historical facts, including any statements regarding the Company's targets, beliefs or expectations, are forward-looking statements that are being made in an effort to assist you in understanding the Company and its results. Forward-looking statements involve inherent risk and uncertainty. There are a number of important factors that could cause actual results to differ materially from those contained in such statements. These factors are described in the Company's annual report on form 10-K for the fiscal year ended May 3, 2006. The Company may also use pro-forma financial exhibits, which could differ from reported results using Generally Accepted Accounting Principles (GAAP). Reasons for differences from GAAP versus non-GAAP pro-forma statements are that the latter typically exclude special charges, which are not expected to occur routinely in future periods. The Company uses the non-GAAP financial exhibits internally to focus management on period-to-period changes in the Company's businesses and gauge our business operating performance. Management believes this information is also helpful to investors in understanding trends in the business. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the Form 8-K and its exhibits furnished to the SEC in connection with the Company's earnings releases for fiscal years 2003, 2004, 2005 and 2006, which are posted at www.heinz.com in the Heinz Newsroom, and are attached at the end of this presentation to exclude discontinued operations for those fiscal years. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of future events or otherwise, except as required by the securities laws. Safe Harbor Statement 1

For the Record Heinz has built a solid foundation and delivered strong results over the past four years Heinz has a realistic and achievable plan to deliver top-of-peer sustainable results through FY08 and beyond Heinz has a strong Board of Directors in place who are committed to holding management accountable and working to create value for all shareholders Heinz believes Trian's nominees will in no way add value to Board deliberations and will put at substantial risk Heinz's ability to deliver value to shareholders The Board of Directors and management of Heinz are entirely unified in recommending that shareholders vote to re-elect all of its current Directors Heinz believes a closer review of Trian's nominees suggests a risk that they serve their own interests at the expense of other shareholders

Section 1 Review of Recent Performance

Superior Total Shareholder Returns Since FY03 H.J. Heinz Co. S&P 500 Packaged Foods Index TSR (%) 18.9 16 Total Shareholder Return (December 20, 2002- February 3, 2006) (1) Does not include stock movement since first rumors of Trian investment Heinz has focused on one strategy since 2002-concentrating on its three core categories of Ketchup & Sauces; Meals & Snacks; and Infant Food Heinz's management and Board has created meaningful shareholder value over the past three years Source: Bloomberg

FY03-FY06 Financial Performance Top-line growth Cost of sales SG&A (1) Operating income (1) Metric Comment FY03-FY06 continuing operations net sales CAGR of 6.3%, excluding Zimbabwe $450 million in productivity gains, offset by fuel and commodity inflation Held flat at 21.2% of sales excluding Zimbabwe, despite: fuel, pension, RSU, IT and SOX costs lower costs than peer average Outside of Europe, excluding Zimbabwe, CAGR of 8.5% Europe flat (1) Excluding Special Items. EPS (1) Working capital Cash generation EPS CAGR of 7.4% for FY03-FY05 (FY06 saw decline due to non-core divestitures) Heinz has led the industry in reducing working capital 36 days reduction in CCC from FY02-FY06 Over $4.4bn in cash flow from operations generated from FY03-FY06 Use of leverage Industry leader in aggressive use of leverage Currently at 2.5x vs. peers at 1.8x 5

FY03-FY06 Financial Performance ROIC Shareholder returns Metric Comment Heinz ROIC significantly above weighted peer average, excluding special items 14.5% vs. 11.7% for weighted peers TSR of 18.9% for Heinz vs. 16.0% for S&P Packaged Food (through Feb 3, 2006) More than $4.2bn returned to shareholders through special dividends, annual dividends and share repurchases Market share US ketchup continued share increase to 60% US Consumer Products Sales CAGR of 7% from FY03-FY06 Operating income growth approaching double digits from FY03-FY06 Senior management Significantly upgraded talent with external hires and internal promotions Top 10 brands Top 10 brands sales grew by an average of 6% Europe In FY06: Divested $630mm of non-core sales Gross margin up 300bps Operating margin up 120bps CCC down 10 days 6

Net Sales Growth - Continuing Operations Change vs. PY Volume 0.5% 2.4% 3.8% Net Price -0.3% 0.0% -0.1% Net Acq./Div. -1.8% 0.4% 4.4% Forex 7.6% 3.5% -1.5% Total 5.9% 6.3% 6.7% Net Sales ($ millions) (1) FY03 results exclude Zimbabwe (2) Estimated FY04 Variances FY 03 FY 04 FY 05 FY 06 Net Sales 7202.6 7625.8 8103.5 8643.4 (1) (2) CAGR = 6.3%

Top 10 Brands 3 Year Avg. Brand Category Growth Rate 1. Heinz K & S, Meals, IF 6.0% 2. Ore-Ida Meals & Snacks 9.0% 3. Smart Ones Meals & Snacks 5.6% 4. Plasmon Infant Food 1.8% 5. Weight Watchers Meals & Snacks 1.1% 6. Classico K & S 11.2% 7. ABC K & S 5.7% 8. TGIF Meals & Snacks 11.4% 9. Delimex Meals & Snacks 0.9% 10. Wattie's K & S, Meals, IF 11.6% Top 10 Total 5.8% Top 10 Brands Account for 60% of FY06 Sales

Rapid Growth in Acquired Brands Sales CAGR +11% +11% +20% (1) FY03 - FY06 (2) FY05 - FY06 (1) (1) (2)

Our Board Holds Management Accountable and We Have Significantly Upgraded Talent Role Leader Background EVP Europe MD, Italy MD, US CP COO, US Foodservice MD, Continental Europe MD, UK Chief Information Officer VP, NA Supply Chain Scott O'Hara Stefano Clini Dave Moran Mike Hsu Roel Van Neerbos Dave Woodward Karen Alber Bob Ostrynick Gillette Procter & Gamble Heinz, P&G, Clorox Heinz, Booz Allen Procter & Gamble Gillette Pepsi Black & Decker, GE From FY03 to FY06, we brought in talented managers from best-in-class peers and promoted our best talent from within 10

U.S. Ketchup Volume and Share Growth Since 1998 Category Volume (Cases MM) Heinz All Outlet Dollar Share Annotations 1998 31.3 0.523 1999 31.9 0.537 2000 32 0.553 2001 34.7 0.599 2002 34.9 0.6 2003 35.8 0.599 2004 36.6 0.588 2005 37.1 0.599 2006 Est 37.1 0.618 Market Share Category Volume 10 Point Improvement in Market Share Note: Share and category size is estimated using validated AC Nielsen Household Panel and Scan data models in order to accurately capture measured and unmeasured retail channels

Detail on Retail Ketchup Growth in the US FY06 Record Cases: +4% Record Dollar Share: +1.3 pts Record Loyalty: +2.7% Net Sales +7% Direct Income +11% 3-Yr. CAGR

Net Sales Growth - Continuing Operations RICIP Markets Aust./NZ N.A. Cons. Products US Foodservice Europe Net Sales Growth 0.164 0.148 0.065 0.061 0.05 Sales Growth - FY 03 to FY 06 CAGR (1) (1) Russia, India, China, Indonesia & Poland CAGR (ex Forex) 15.6% 5.4% 5.3% 6.1% 0.1% CAGR (ex Acq/Div's) 5.7% 14.7% 6.1% 3.3% 3.5%

FY03-FY06 Performance in NACP FY03 FY06 CAGR ? NACP Cases Net Sales Operating Income(1) SG&A(1) D&A $ Sales/Salaried Employee 138.2 $2,114.0 $452.5 20.2% 21.1% $1.57 163.6 $2,554.1 $590.0 18.1% 17.5% $2.01 +25.4 +$440.1 +$137.5 -210 bpts -360 bpts +$0.44 +6% +7% +9% -4% -6% +8% HNA(2) OFCF QOWC $528.4 15.0% $654.4 10.7% +$126.0 -430 bpts +7% -11% (1) Excludes special items (2) Includes U.S. Foodservice

FY06 European Performance -$630mn Net Sales 40% Gross Margin(2) 37% 300 up basis points 18% Operating Margin(2) 17% 44 days CCC 54 days 10 down days 120 up basis points Pre Divestiture Pro forma -20% (1) Total Europe reported including discontinued operations (2) Excludes special items (1)

Gross Margin Trends (1) FY 03 FY 06 Heinz 0.375 0.368 (1) Continuing Operations excluding special items, excluding Zimbabwe in FY 03 Gross Margin - % of Net Sales Key Drivers Net Price Flat Fuel/Commodity Cost Inflation (5.2pp) Fuel price more than doubled Steel costs doubled Resin increased almost 50% Sugar cost up by more than 80% Productivity 5.2pp Business Unit Mix (0.7pp)

Plant Summary In FY07, We Plan to Reduce Plants by Another 15, Resulting in Projected Sales Per Plant of Approximately $159MM for Developed Markets # of Factories(1) FY 03 FY 04 FY 05 FY 06 Change Beginning of Fiscal Year 101 94 93 101 Plants Acquired 5 2 10 5 Plants Closed/Divested 12 3 2 15 End of Fiscal Year 94 93 101 91 -9.9% Revenue / Plant ($MM) $87.6 $90.5 $88.2 $95.0 +8.4% LFY Productivity - Revenue / Plant ($ Millions) Developed Markets $130.2 Emerging Markets $30.0 Total Heinz $95.0 Peer Company Average $154.0 (1) Excludes Zimbabwe (2) Source is Credit Suisse May 2006 Analyst Report (2)

Con Agra Hershey Kraft Heinz General Mills Peer Avg Campbell McCormick Kellogg's Sara Lee Wrigley SG&A as % of NSV 0.119 0.189 0.208 0.212 0.215 0.24 0.245 0.263 0.277 0.285 0.356 FY 03 FY 04 FY 05 FY 06 SG&A as % of NSV 0.212 0.214 0.216 0.212 SG&A Costs Below Peer Average(1) Heinz SG & A - % of Net Sales(2) Industry Key Factors: Fuel Costs Pension / PRM IT Capability & Systems Depreciation (2) Continuing Operations, excluding Special Items and for FY03, excluding Zimbabwe. Industry Peers SG&A Costs - % of Net Sales % N. America 89% 89% 69% 48% 85% 69% 64% 61% 67% 56% 37% (1) Source is Compustat, peer data reflects latest fiscal year. (3) Reflects FY06 results for Continuing Operations, excluding Special Items (3) Stock-Based Compensation (in lieu of stock options) Compliance Costs 18

McCormick ConAgra Hershey Heinz Kraft General Mills Sara Lee Peer Avg Kellogg's Wrigley Net Sales Growth 0.017 0.024 0.026 0.032 0.039 0.042 0.046 0.049 0.084 0.11 Advertising Spending Latest Fiscal Year Advertising - % of Sales(1) (1) Source is Compustat and represents advertising expense per SEC definition. Campbell's information not available. Heinz Advertising Spending excluding Foodservice is 3.7% of Net Sales (2) Represents total SG&A spending less advertising expenses as defined by the SEC. Campbell's information not available. 19.0% 19.2% 23.9% 24.6% 24.6% 18.0% 17.3% 17.2% 16.3% Hershey Kraft General Mills Heinz Peer Avg Kellogg's Sara Lee McCormick Wrigley Industry Estimated SG&A Excluding Advertising - % of Sales(2)

SG&A Cost Components and Trends(1) (1) Continuing Operations excluding Special Items, and for FY03, excludes Zimbabwe SG & A Components 21.2% 21.2% Key Drivers Focus on sharper price points G&A / R&D Pension/PRM cost have gone from $17mm to $53mm RSU Costs (in lieu of options) Sarbanes Oxley 404 Systems Capability Global R&D Center S & D - Fuel Costs at $61/barrel vs. $29/barrel S&D 9.5% S&D 9.7% G&A / R&D 8.4% G&A / R&D 7.8% Mktg. 3.1% Mktg. 3.9% FY 03 FY 06

G&A Expenses(1) FY06 Operating Unit G&A - % of Sales FY06 Total Heinz G&A (1) Excluding Special Items Total Spending % of Sales Europe Rest of Heinz Total Spending Developed Markets Sales per Employee 375 391 351 $726 Total Spending Developed Markets Sales per Employee 0.043 391 0.041 8.4% Other Costs People Costs

FY03 Europe Africa Rest of Heinz FY06 FY08E FY09E East 1237 1237 1237 0 0.03 0.02 West 1237 1.4 73 113 1350 Operating Income - FY03 to FY06 CAGR: 0.0% 8.5% 4.8% Continuing Operations - Excluding Special Items ($MM) 1,171 179 0 1,350 Excludes Zimbabwe from FY03 (1) (2) Peer Avg. Latest Fiscal Year 15.4% 15.7% Heinz FY06 Continuing Operations, excluding Special Items Source of Peer information is Compustat EBIT Margin Results (2) Heinz vs. Peer EBIT Margins (3) 22

EPS - Continuing Operations Excluding Special Items (1) FY 02 FY 03 FY 04 FY 05 FY 06 EPS 2.39 2.03 2.2 2.34 2.1 Disc. Ops 0.00 0.25 0.07 0.05 0.59 Special Items (0.03) (0.46) 0.00 (0.26) (0.80) Reported EPS (2) 2.36 1.82 2.27 2.13 1.89 As discussed at each fiscal year-end Total Company, including Discontinued Operations DLM Spin-off Non-Core Sales CAGR = 7.4%

Cash Conversion Cycle FY 02 FY 03 FY 04 FY 05 FY 06 CCC 92 75 64 58 56 QOWC ($MM) 2,038 1,380 1,187 1,167 1,041 We Have Led the Industry in Reducing Working Capital

FY 03 FY 04 FY 05 FY 06 Dividends 522 380 399 408 Share Repurchase 0 170 291 823 Spin-off Dividend 1252 Returns to Shareholders ($MM) % of OFCF 236% 54% 75% 146% % of Market Cap. 17% 4% 5% 9% Debt ($mm) 4,961 4,849 4,509 4,413 Net Debt ($mm) 4,159 3,669 3,425 3,968 Debt/EBITDA (x)(2) 3.3 3.0 2.8 2.8 Net Debt/EBTDA (x) 2.8 2.3 2.1 2.5 We Have Returned Over $4.2B of value to Shareholders At 2.5x we already have a more shareholder friendly leverage policy than our peers (at an average 1.8x) 550 690 1,774 1,231 (1) Operating free cash flow (cash flow from operations less capital expenditures) Excludes the value of interest rate swaps We have returned significant value to shareholders while retaining financial flexibility 25

ROIC Analysis


Heinz ROIC
12.6%
14.5%
Total Company Reported
Total Company Excluding Special Items


Peer ROIC(1)
15.1%
16.2%
10.9%
11.7%
Reported
Excl. Special Items
Peer Average
Reported
Excl. Special Items
Weighted Average(2)

(1) Peers include Wrigley, Hershey, Campbells, Kellogg, McCormick, General Mills, Sara Lee, ConAgra and Kraft
(2) Weighted by invested capital

26

Section 2 The Heinz Superior Value and Growth Plan for FY07 and FY08

Reduce Costs to Improve Margins Grow the Core Portfolio Generate Cash to Deliver Superior Value Key Operational Initiatives Heinz Superior Value and Growth Plan Announced June 1, 2006 for FY07 and FY08 Reduce SG&A costs Optimize trade spend Integrate the global supply chain Increase innovation Reinvest in our business Accelerate growth in foodservice Grow in emerging markets: RICIP Improve working capital Prioritize capital spending Optimize capital structure and payout policy

Plan to Reduce Costs to Improve Margins Savings ($ MM) Focus Area FY07 FY08 Total D&A 95 50 145 COGS 165 100 265 SG&A 60 30 90 Total cost savings of $355MM expected over the next two years

We Are Targeting $60MM of SG&A Productivity in FY07 Cost Savings $MM Payroll Reductions 30 Indirect Procurement 20 Distribution Network Optimization 10 Total 60 Investments/Cost Inflation $MM Increased R&D Double-Digit Marketing 50 Wage Inflation 10 New LTIP 10 Increased Fuel Costs $65/bbl

FY03 FY06 FY04 FY05 FY06 FY07 East 0.198 0.181 7 6 4 3 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9 Continue to Optimize Deals and Allowances Heinz Trade Spend as a Percentage of Gross Sales, FY03 vs. FY06 -170 bps Heinz U.S. CP FY03 Heinz U.S. CP FY06 North American Food Industry Average FY05 FY06 FY07 East 0.212 0.169 0.18 6 4 3 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9 We have reduced global trade spend by 170bps from FY03 to FY06, and are below the North American food industry average of 18%

Plan to Reduce Trade Spending by 90bps in FY07 FY06 18.1% D&A % of Sales FY06 FY07 Rest of Heinz 15.0% 14.7% Now entering 4th year of Trade Optimization Plan Europe 23.3% 21.8% Applying global model to Europe Deals and Allowances -- % of Sales (1) Continuing Operations (1) FY07 17.2% Key Initiatives Planned reduction of $95mm in FY07 and $50mm in FY08

Supply Chain Composition $Billions COGS 5.4 Distribution 0.6 Total Costs 6.0 Total Plants 91(1) Savings Initiatives ($MM) Leverage direct and indirect procurement 120 Expand Six Sigma 30 Exit 15 factories 15 Total COGS Savings 165 Our supply chain, which represents $6 billion of costs and 91 manufacturing plants, is our greatest opportunity for savings. We have specific initiatives in place designed to realize $165mm in savings in FY07 and $100mm in FY08 FY07 (1) Excludes Zimbabwe

We Expect to Improve Gross Margin by More Than 100bps in FY07 FY06 FY07 36.8% Net Price Inflation Productivity Mix 0.4% 38.1% 1.9% (1.6%) 0.6% (1) (1) Continuing Ops. Ex. Special Items.

Continued Commitment to Innovation R&D Spend Increases FY06 FY05 FY07E FY08E Double- Digit Double- Digit 12% 12%

FY06PF FY07P FY04 FY05 FY06 FY07 East 267 317 7 6 4 3 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9 Plan to Increase and Prioritize Marketing Investment Increase Marketing Spend +$50 million +18.7% Focus 75% of Marketing Spend on Top 10 Brands Percentage of Sales Marketing Spend 1st Qtr 2nd Qtr 3rd Qtr 4th Qtr East 60 75 90 20.4 West 40 25 34.6 31.6 North 3.1 3.6 45 43.9 40% 60% 25% 75% Top 10 Brands Other

Grow Emerging Markets at Double-Digit Rates Heinz Core: RICIP 40% of world's population ~7.5% of company sales Expected sales growth of more than 10% 1/4 of our total sales growth in FY07 (2) FY07 Target Sales $700+ Million Operating Margin 10 - 11% Economic Profit $20 Million RICIP Profitability (1) Russia, India, China, Indonesia & Poland RICIP Operating Margin, excluding Russia, is targeted at approximately 13%

Generate Cash to Deliver Superior Value Prioritize capital spending Target only highly strategic acquisitions Top 10 brands 0.027 0.025 0.005 FY05 0.027 FY06 0.026 FY07E 0.0275 FY08E 0.0275 Capex as Percent of Sales 2.7% 3.0% 2.5% FY03-FY06 Average FY07E-FY08E

P&L Goals FY06 Growth vs Pro forma FY06 Cont. Ops(1) Pro forma(2) FY07 FY08 Sales ($MM) 8,643 8,400 +3-4% 4%+ Gross Margin 36.8% 37.4% 38.1% 38.5% SG&A - Consumer Mktg. 3.1% 3.2% 3.6% 4.0% - Other SG&A 18.1% 18.6% 18.0% 17.5% Operating Margin 15.6% 15.6% 16.5% 17.0% Tax Rate 31.4% 31.7% 30.0% 32.0% EPS ($) 2.10 2.13 2.35 2.54 Excluding Special Items The Pro Forma amounts adjust the results from continuing operations to exclude special items, the sales and profits from business that did not qualify for discontinued operations treatment, the application of the proceeds on divesti- tures to debt and share repurchases as if the transactions had occurred at the beginning of FY06, and the impact of adopting FAS 123(R) at the beginning of FY06. 39

Cash Flow Goals(1) FY06 FY07 FY08 Cash Conversion Cycle (Days) 56 53-54 51-52 Capital Spending (% Net Sales) 2.5% 2.5-3.0% 2.5-3.0% Disposal of P.P. & E. ($MM) 19 25 20 Operating Free Cash Flow ($MM) 863 800 850 Dividends ($) 1.20 1.40 60% 16.7% Payout Ratio Share Repurchase 823 $1 Billion (1) Per slide 152 of H.J. Heinz Co June 1, 2006 Presentation. (2) Calculated on a total company basis. (3) Cash from operations less Capex net of proceeds from the disposal of PP&E. (2) + - (3)

Balance Sheet Expectations Pro-forma FY07 FY08 EBITDA ($MM) 1,560(1) 1,675 1,790 Debt/EBITDA (x) 2.8 2.7 2.6 OFCF/Debt 20% 17% 18% After-Tax ROIC 14.5% 15.5% 16.0% Maintain Investment Grade Credit Rating (1) Excluding special items (2) OFCF Based on Total Heinz including Discontinued Operations (3) Total Heinz, excluding special items, including discontinued operations (3) (2) 41

Section 3 Strong Board and Accountability Already in Place at Heinz

Heinz Board of Directors is Engaged and Holding Management Accountable Talented, diverse, engaged and independent Board Focused on performance Nine meetings in the last 18 months alone to track implementation of strategy Ensured management was held accountable and/or upgraded where required A fresh perspective already in place Two Board members are new within the past seven months One-third of the Board is new within the last three years Many have long track record of leadership positions with major multinational companies Majority have experience serving as directors on the boards of other large public companies ISS rating: Outperformed 97.7% of the companies in the S&P 500 Outperformed 99.1% of the companies in the food, beverage and tobacco group

Heinz Board of Directors William R. Johnson Chairman, President and CEO, H.J. Heinz Co. (2000- present) President and CEO, Heinz (1998-2000) Former directorships with Clorox, Georgia Pacific, PNC Financial Services and Amerada Hess Corp Involved in various charitable activities including Helen Keller and Alzheimer's Chairman and CEO, PPG Industries (2005-present) Director and Chairman of the Federal Reserve Bank of Cleveland Vice Chairman of the Board of Directors of the National Association of Manufacturers Member of the University of Pittsburgh's Board of Trustees Charles E. Bunch Mary C. Choksi Managing Director of Strategic Investment Partners and Emerging Markets Investors Corporation (1987-present) Trustee of The National Museum of Women in the Arts Member of the Governing Board of the St. Albans School Leonard S. Coleman, Jr. Former President of the National League of Professional Baseball Clubs (1994-1999) Other Directorships include Omnicom Group Inc., Cendant Corporation, Electronic Arts Inc., Churchill Downs Incorporated, Aramark Corporation Chairman of the Jackie Robinson Foundation Former Chairman of the Board of Trustees of the Presiding Bishop's Fund for World Relief and the United States; Former Chairman of the Bishop Tutu Scholarship Fund Director of the Children's Defense Fund, The Metropolitan Opera, the Schumann Fund and Little League Baseball Peter H. Coors Vice Chairman, Molson Coors Brewing Company (2005-present) Chairman, Coors Brewing Company (2000-present) Other Directorships include U.S. Bancorp and Energy Corporation of America Member of the Board of Directors of the University of Colorado Hospital Trustee and Member of the Executive Board of the Denver Area Council of the Boy Scouts of America John G. Drosdick Chairman, President, and CEO of Sunoco, Inc. (2000- present) Other Directorships include United States Steel Corporation Trustee of the Philadelphia Museum of Art and the Kimmel Center for the Performing Arts Chairman of the Board of Trustees of Villanova University Edith E. Holiday Attorney; Operating Trustee, TWE Holdings I and II Trusts (2002-present) Assistant to the President of the United States and Secretary of the Cabinet (1990-1993) General Counsel of the United States Department of the Treasury (1989-1990) Other Directorships include Amerada Hess Corporation, RTI International Metals, Canadian National Railway Company, and White Mountain Insurance Group, Ltd., and director or trustee of various investment companies in the Franklin Templeton group of mutual funds

Dean R. O'Hare Former Chairman and CEO, The Chubb Corporation (1988 until his retirement in November 2002) Other Directorships include AGL Resources, Inc., Fluor Corporation, DFA Capital Management and Proudfoot Consulting Vice Chairman of The United States Council on International Business and has served as a member of the President's Trade Advisory Committee Chairman of the Board of Seapass Co-Chairman of the Hospital for Special Surgery in New York, a Trustee and Chairman of the Finance Committee of St. Benedict's Preparatory School in New Jersey, Trustee of the University of Dublin in Ireland and a Trustee of the Intrepid Museum in New York Lynn C. Swann Pennsylvania gubernatorial candidate (current) Chairman, President's Council on Physical Fitness and Sports (2002-2005) Director on the Hershey Entertainment and Resorts Company Board President, Swann Inc. (1976-present) Football and sports broadcaster, ABC Sports (1976-2006) Former board president of Big Brothers and Sisters of America and former Director of the Pittsburgh Ballet Theatre Thomas J. Usher Presiding Director of H.J. Heinz Co. (2003-present) Retired Chairman and CEO of US Steel Corporation (2002- 2006) Chairman of the Board and CEO, USX Corporation (1995- 2001) Other Directorships include PNC Financial Services Group, PPG Industries, Non-Executive Chairman at Marathon Oil Corporation Board of Trustees of the University of Pittsburgh Board of Directors of the Boy Scouts of America Dennis H. Reilley Chairman and CEO of Praxair (2000-present) EVP and COO of E.I. DuPont de Nemours & Co. (1997- 2000) Other Directorships include Marathon Oil Company and the Conservation Fund Member of the US Department of Energy's Electricity Advisory Board Former Chairman of the American Chemistry Council Heinz Board of Directors (cont'd) Candace Kendle Chairman and CEO, Kendle International (1981-present), a Global provider of Clinical Development, Regulatory Affairs, Biometrics and Late Phase solutions for the biopharmaceutical industry Recognized in 2001 by Worth Magazine as one of the nation's top 25 female CEOs

Section 4 In Our Opinion, No Value Added by Trian Nominees

Their nominees will in no way add value to Board deliberations They do not bring new ideas to the table Much of what is in their position paper mirrors what we told them about our own ongoing plans in meetings prior to its release Even in the four weeks since its release, they have quietly removed items from their proposals as we have demonstrated such items were misguided and ill-informed Further, their claim that a plan to cut costs and reinvest in the business to grow the top- line is "their plan" is absurd-these actions are just what every good business does They have shown a lack of understanding of Heinz's business specifically, and a general lack of sophistication around managing a global business Trian cannot work collaboratively They have not demonstrated an ability to create value from a minority position They have a history of conflict with shareholders, including shareholder lawsuits (see page 64) Considerations Around Nelson Peltz, Peter May and Trian Simply put, we believe Trian's presence on the Board will create substantial risk in Heinz's ability to deliver value to all shareholders Our discussions with Nelson Peltz, Peter May and Trian and our diligence of their record have led us to believe the following:

Trian's "Plan" for Heinz is Vague and Unrealistic Heinz View: We Believe That Trian Will Not Add Value to the Heinz Board In Our View, These Are The Issues: We believe that an analysis of Trian's proposals finds a lack of operational proficiency, reason to doubt collaborative abilities, a willingness to say whatever they need to say to get elected, and repeated misrepresentations of the facts A plan includes specific initiatives, a time frame for implementation and implementation costs-Trian's "plan" includes none of these Trian has confused a theoretical financial modeling exercise with a realistic plan based on concrete facts and specific initiatives Unrealistic Level of SG&A Cuts Underestimated the Level of COGS Savings D&A Reduction Misguided Based on theoretical and simplistic assumptions Proposed cuts would cripple Heinz $400mm would cut almost half of compressible SG&A costs We could fire every single G&A employee and still not save $400mm Refusal to accept our higher number does not provide encouragement on Trian's collaborative abilities Trian used vaguely sourced and inaccurate benchmarking to arrive at an irresponsibly high D&A reduction number

Trian View of Industry Cost Structure We Believe That Trian Will Not Add Value to the Heinz Board (cont'd) Only Specific Initiative Shows Lack of Operational Understanding Share Repurchase Based on Flawed Assumptions Trian Nominees Will Not Help Heinz Execute Trian's proposal that Heinz develop ketchup dip cups shows a lack of diligence (we already sell hundreds of millions annually to customers worldwide-including nearly 200 million to McDonalds) as well as a surprising ignorance of industry dynamics in a space in which they currently operate Trian's proposed share repurchase includes $575mm in cost savings in base earnings and "low balls" the cost of debt and share price in order to make their proposal appear far better than it really is Heinz already has outstanding and independent Directors on our Board-Trian's past actions and their conduct in this situation does not convince us they will be constructive in helping to create value Trian proposes using Heinz as a test case for a transformation of the cost structure of the entire packaged food industry Heinz View: In Our View, These Are The Issues: Pattern of Misrepresentation We have found numerous instances where Trian misrepresents facts-a tactic that would not lend itself well to Board-level deliberations

Heinz Response In Our View, Trian's "Plan" for Heinz is Vague and Unrealistic Trian Claim Heinz management has in no way "accepted" the Trian Group's so-called "Action Plan," and believes the following: Trian has not offered a plan. A business plan includes specific initiatives, a time frame for implementation, and implementation costs. Trian's so-called "Plan" includes none of these elements. Trian claims that our plan mirrors theirs because it includes cost-cutting, reduction of promotional spend and reinvestment to grow the top-line. These are all initiatives we had been in the process of successfully executing long before Trian approached us. Furthermore, we would note that every business plan seeks to grow revenues and cut costs-for Trian to claim they invented this model is absurd. Trian suggests their plan is superior because it sets higher performance goals. By this logic, if another shareholder proposed $1 billion in cost cuts, would their plan be superior to Trian's plan just because their number was bigger? Sell-side analysts generally agree that our targets are more realistic. Our Board of Directors has demonstrated a commitment to holding management accountable. Our Board is engaged and involved in designing our strategy and our Board has been actively involved in the upgrading of talent at the senior level Heinz has not "accepted" Trian's "Action Plan" "Heinz management has essentially accepted the Trian Group's Action Plan..." "... but set lower performance goals for the Company..." "... further demonstrating the Board's inability or unwillingness to hold management accountable..." We believe that Trian has confused a theoretical financial modeling exercise with a realistic business plan based on concrete facts and specific initiatives

We Believe That Trian Has Proposed an Unrealistic Level of SG&A Cuts "Rather than the over 300 basis point increase in Heinz's SG&A as a percentage of net revenue in recent years..., we believe there should have been a decrease of at least 200 basis points...A 500 basis point swing in SG&A should result in approximately $400 million of annual savings." Trian was offered access to confidential information to review our cost structure to allow them to focus on actual financials, subject to signing a confidentiality agreement, which they refused. Instead, they chose to publicly focus on what they "believe" to be theoretically possible with no detail to support it. Detail of our SG&A cost structure shows that Trian is proposing cutting 43% of compressible SG&A costs if focused solely on G&A, they are proposing a 73% reduction we could fire every single G&A employee and still not save $400mm While Trian initially referenced sales/employee to back up this assertion, we note they no longer cite this metric in their filings We believe that Trian has proposed a level of SG&A cuts that would cripple Heinz Heinz Response Trian Claim Our chief concern is that, when presented with new information that clearly demonstrates Trian's initial thinking is incorrect, Trian does not alter its proposal. We do not believe that this kind of behavior would add value to a Board of Directors or a Company.

Detail on Heinz SG&A Costs Only $920 million, or 50%, of SG&A costs are compressible Reducing SG&A by proposed $400 million would require cutting compressible G&A and fixed selling costs by 43% If cuts were to come from G&A only, it would require a 73% reduction Breakdown of Heinz 2006A SG&A spending $ Million * Non-compressible Sales & Distribution is comprised of variable costs, such as fuel ** Non-compressible G&A includes Compliance & Audit ($7MM), Depreciation & Amortization ($42MM), Insurance/Tax/License fees, R&D, and the portion of Pension/PRM expenses accounted for in G&A ($53MM) Source: Company financial reports Compressible Not compressible Only 50% of reported SG&A expenses are compressible S&D* Marketing G&A** Total

We Believe That Trian Underestimated the Level of COGS Savings "We also believe we can help find at least 200 basis points of improvement in gross margins by improving the Company's plant efficiency metrics and through the implementation of better purchasing...savings of 200 basis points...would result in an approximate $175mm annual increase in gross profit." The Heinz Superior-Value and Growth plan targets $265mm in savings- which is $90mm higher than Trian. Since we announced this target on June 1, Trian has not raised its saving estimates for COGS In our meetings with Trian in March 2006, we reviewed our ideas to improve procurement and plant efficiencies-an idea they subsequently publicly claimed as their own Their analysis does not include fuel and other commodity costs, as well as wage inflation Their plant efficiency analysis was, in our view, flawed. It did not take into account our high number of plants in emerging markets. As we demonstrated on June 1, adjusting for emerging markets shows that by the end of FY07, our sales/plant will be slightly above the industry average-even including our plant-intensive foodservice business We note that since our June 1 presentation their filed materials have made no reference to sales/plant we take this omission as an acknowledgement that they were wrong in their analysis Heinz has targeted a higher level of COGS savings than Trian Heinz Response Trian Claim Similar to our concern with SG&A, we are concerned that Trian has not altered its proposals to include our higher COGS savings numbers. We do not take this as a positive sign that they are committed to working in collaboration with our Board and Management.

We Believe Trian D&A Reduction Proposal is Misguided We Believe Trian used vaguely sourced and inaccurate benchmarking data to arrive at a proposed D&A reduction Heinz Response Trian Claim Whether it is basing proposed actions on information from uninformed persons and vaguely defined sources, refusing to reassess that proposal in light of better information, or claiming credit for originating an idea that we have already been executing successfully for several years, Trian does little, in our view, to demonstrate they would benefit Heinz with their presence on our Board. Cannondale Associates states that the current U.S. peer average is actually 18%, well-above the 13-14% Trian cites D&A reduction was publicly established as a corporate priority in 2003, yet Trian has claimed credit for coming up with this idea Trian sources Wall Street equity research and discussions with current and former industry executives, rather than using the most widely-accepted and relied upon third-party sources for determining key industry metrics this, in our view, demonstrates a lack of industry knowledge as well as misrepresentation of the true peer landscape sell-side analysts have questioned Trian's trade spend reduction plans The fact is that Heinz has reduced overall company-wide D&A by 170 basis points (19.8% to 18.1%) from FY03 to FY06 USCP reduced D&A 430 basis points from 21.2% in FY03 to 16.9% in FY06 Cannondale has characterized Heinz as "best-in-class" in the U.S. on D&A spend "Reduce 'deals and allowances' by $300 million over time...evidenced by the fact that in fiscal 2005 the Company spent...20% of its gross revenue on [D&A]...compared to an average spend of 13% to 14% by the Company's peers."

Trian Perspective on Industry Cost Structure When confronted with the fact that Heinz SG&A costs are better than the peer average, Trian claimed that the problem must therefore be the entire industry Heinz Response Trian Claim We believe that unsubstantiated statements will not help Trian contribute constructively to Board discussions. Additionally, we are concerned that Trian's nominees might attempt to use Heinz to experiment with poorly thought-out initiatives. "While Heinz's management may argue that the Company's SG&A spending as a percentage of net revenue is not out-of-line with its peers, we also believe that the cost structure at Heinz is symptomatic of a broader and unnecessary theme across the food industry-that of excessive costs and inefficiency" It would appear that Trian seeks nothing less than the transformation of the basic operating model of the entire packaged food industry-using Heinz as a test case. This would be bold If they are right, it means that the management teams of every packaged food company are wrong and are under-managing their companies, a scenario we believe to be unlikely. If they are wrong, Heinz shareholders would pay the price for Trian's failed experiment. We have noted that Triarc's(1) SG&A is the highest in their QSR peer group and far above the peer average. Before they claim they can reduce Heinz's SG&A, much less the entire Packaged Food Industry's SG&A, we believe it might be helpful if they demonstrated that they can effectively manage their own SG&A. (1) Messrs. Peltz, May and Garden are principals of Trian, and are also currently executive officers and directors of Triarc Companies Inc., a publicly-listed company and the franchisor of the Arby's restaurant system

Trian's Only Proposed Specific Initiative...Is Already in Place Several things about this suggestion surprise us: we already produce and sell 300 million dip cups per year in Europe-including 190 million sold to McDonald's in the U.S., we have been working to engineer the cost down and are conducting a trial this summer we are particularly surprised that a group including the CEO of a foodservice customer would suggest that we favor one customer over another. This would be a disastrous move, and shows limited understanding of not only the packaged food industry, but also the Quick Service Restaurant industry-again, very surprising to us given Trian's claim to have relevant operating experience we note that Trian has not included this suggestion in recent filings-we assume this is in light of our discussion of our dip cups in our presentation on June 1 On this point, we would note our concern that having several of the officers of one of our customers on our Board is expected to meet with displeasure from other foodservice customers we have received private communication from our customers to this effect "We'll start the [product innovation] process with a few simple ideas... For example, let's experiment with 'peel and dip' ketchup containers at quick service restaurants...rather than the traditional plastic "tear and squeeze" packets. We believe the existing packets are a deterrent to potential consumers who often have a difficult time opening them and who also may find pouring their ketchup onto napkins or trays unsanitary. While we're at it, why doesn't Heinz offer McDonald's...an exclusive on the new packaging for a period of time." Heinz Response Trian Claim Experimenting with ketchup dip cups is the only specific initiative mentioned by Trian in its "Action Plan" Trian claims its nominees' "operational experience" will add value to Heinz. However, we believe their assertions of operational expertise-not only in packaged food, but also in the very industry in which they currently operate-are far overstated. We do not believe their experience will be beneficial to our Board or our shareholders.

Heinz Response We Believe Trian's Share Repurchase Analysis is Based on Flawed Assumptions Trian Claim We believe Trian's leveraged recapitalization plan is logically flawed and presents misleading conclusions assumes that Heinz can effect a repurchase of 13% of outstanding shares at no premium to current low-40's price (Trian analysis uses share price of $41.45) further assumes that $575MM of pre-tax cost savings have already been realized and are included in base EPS, thereby increasing the dollar per share impact of any share repurchase said differently, the Trian analysis implies that Heinz shares will trade (and can be repurchased) at a P/E of approximately 12.5x post Trian's (immediately implemented) "Action Plan" assumes we will remain investment grade with $1.8Bn of incremental debt Even if you assume Heinz can repurchase 13% of its shares at no premium to market, Trian's math implies an unrealistically low interest rate of 5.4% Heinz would have a far higher borrowing cost rated BBB- or lower Using reasonable assumptions and correct financial modeling results in true accretion from a $1.8bn recapitalization closer to $0.02, not $0.26 We believe Trian's claim that a share repurchase will result in $0.26 EPS accretion is grossly overstated due to flawed assumptions "Enhance total shareholder returns by more aggressively returning capital through increased share repurchases... potential incremental impact to EPS [of $0.26]" "Increase leverage ratio to 3.5x through a debt financing and use these proceeds plus the majority of the Company's existing cash...to repurchase 43 million shares" Trian's value-creation claims from a share repurchase are based, in our view, on flawed assumptions and present misleading conclusions. This is another example which reinforces our view that Trian will not offer constructive and thoughtful insights on our Board.

Trian's Pattern of Misrepresentation Trian Claim "On March 13, 2006, a meeting was held between Nelson Peltz and William R. Johnson... At that meeting, Mr. Peltz described for Mr. Johnson certain... operational improvements and changes in strategy that Trian would like to see implemented..." Heinz Response At this meeting, Mr. Peltz offered one idea of substance-that Heinz should "sell more ketchup" He did not offer any meaningful suggestions for operational improvements He demanded repeatedly that he be given a seat on the Board of Directors Once again, Mr. Peltz and his team offered very few suggestions- a key suggestion to enhance shareholder value was that Heinz find a way to make ketchup packets easier to open The meeting largely consisted of Heinz management providing a detailed overview of the business (based on publicly available information) Mr. Peltz and Mr. May made the point that they could provide "air cover" for "unpopular" initiatives Trian Principals said they were enthusiastic about management's plans, and wanted to "hold our coats on the sidelines and cheer us on" "On March 29, 2006, Trian's Principals, also discussed a number of ideas to enhance shareholder value and the Company's management discussed some of its plans." We believe Trian has misrepresented discussions with Heinz management We began our discussions with Trian with an open mind. Even when they did not offer any specific initiatives, we were willing to discuss the business with them in the spirit of cooperation.

Trian's Pattern of Misrepresentation (cont'd) Trian Claim Heinz Response "Though Mr. Johnson recently told investors that Heinz's repurchase of shares at the current price represents 'good value', The Wall Street Journal noted that Mr. Johnson has taken advantage of the recent increase in the share price to sell some of his own shares." We believe Trian's claims omit key components of the fact pattern We find this comment to be deliberately misleading, as the same WSJ article quoted by Trian also said: "Mr. Johnson sold the shares to cover the cost of the exercise price [of stock options that were set to expire June 11]... In exercising the options, Mr. Johnson kept 54,360 shares, increasing his stockholdings in Heinz... under a pre-arranged stock trading plan."(1) Given Mr. Peltz and Mr. May's own history with stock option compensation (detailed in Section 5), we believe this misrepresentation is particularly ironic. On issues both large and small, Trian in our view has shown that it will say whatever it needs to say to get elected to the Heinz Board of Directors "We note that one of the Company's [Heinz's] most successful innovations, the squeezable ketchup container, was developed more than 20 years ago by American Can Company, whose packaging business was acquired in 1986 by Triangle Industries, Inc., which was controlled by Trian Principals Nelson Peltz and Peter W. May." Trian appears to claim that their innovations led to the squeezable container. We note that, by their own admission, the container was developed over 20 years ago. This means it was prior to 1986 when Triangle acquired American Can-which means it predates Mr. Peltz and Mr. May's involvement. Once again, they are taking credit for someone else's ideas. (1) See Nicolas Brulliard, "Heinz CEO Cashes in Option Shares," The Wall Street Journal (June 14, 2006)

Trian's Pattern of Misrepresentation (cont'd) Trian Claim Heinz Response "'Most times in marketing companies, and I happen to be a marketing guy- not a very good one, but I was, anyway -is that you take the problem and try to market your way out of it. And that results in a waste of a whole lot of money' -William R. Johnson, June 1, 2006... Trian finds it disturbing that the CEO of a branded consumer products company characterizes himself as a poor marketer." We believe Trian has distorted our words rather than argue the facts Rather than engage in real and meaningful dialogue on the issues at hand, they have taken a humorous and self-deprecating statement from Bill Johnson and misrepresented it. For our part, we note that Mr. Peltz has said the following: "What am I going to say, that I'm a brilliant planner? It's not true."(1) We could say that we find it disturbing that an individual running for election to our Board on the strength of his "plan," characterizes himself as a poor planner... ....but we feel it is only fair to note that he made that statement to defend himself against claims that, as part of a pre- arranged plan, he significantly increased his holdings in Triangle at a favorable price shortly before a much higher offer from Pechiney (for more detail see Section 5). In our view, rather than engage in meaningful dialogue based on the facts, Trian resorts to using material in a way that we believe they know to be misleading. We do not believe that a Board can function effectively with Directors who knowingly misrepresent the facts. (1) See Steve Swartz and Randall Smith, "Quick Study: How Nelson Peltz Cleared $520 Million on the Sale of Triangle," The Wall Street Journal (December 6, 1988)

Heinz Response We Believe That Trian Nominees Will Not Add to Heinz's Ability to Execute Trian Claim We believe that Trian's nominees are not "independent" the nominees include Mr. Peltz, his partner of 30 years, his son-in-law, a former employee and "one of his closest friends"(1) Trian is seeking a 42% voting bloc on the Board for their 5.5% economic interest Our Board of Directors already holds management responsible-and has been instrumental in our strong performance over the past four years We believe the Trian nominees have demonstrated that they cannot ensure "proper implementation" at a Company they have been running for years. Arby's, upon whose parent company's Board of Directors three of Trian's nominees sit, was recently downgraded (on 6/23/06) by S&P for "operating performance...well below expectations"(2) Lastly, we would note that Trian does not have significant experience in a minority role. In our view, their record, and our interactions with them, do not suggest they are well-suited to the collaborative give-and-take required- even in the role of "loyal opposition" We believe that having Trian on our Board would be detrimental to Heinz's ability to execute effectively "It is essential that our independent Nominees be elected to the Board to help ensure the proper implementation of whatever measures the Board ultimately adopts. Our Nominees are committed to working in a minority role..." In our view, Heinz already has the right Directors on our Board-all of whom have demonstrated their ability to hold management accountable and ensure proper development and implementation of aggressive strategic plans (1) See Mary McLachlin, "The Shark Feels Bitten by Diamond Dealings," The Palm Beach Post (October 5, 1998) (2) S&P CreditWire, 6/23/06. "S&P Places Arby's Restaurant Group 'B+' Ratings on Watch Negative"

Section 5 Review of Nelson Peltz, Peter May and Trian's Record

Mr. Peltz and Mr. May have a multi-decade history that includes a record of: shareholder lawsuits allegations of self-dealing public censure by the London Stock Exchange for improper trading In our opinion, Messrs. Peltz and May's past conduct raises the question whether they will try to enrich themselves at the expense of other shareholders Mr. Peltz, Mr. May, and Trian claim their interests are aligned with all Heinz shareholders, but, in our view, this wasn't the case at Triangle Industries, Mountleigh Group or CBRL Group, it isn't the case at Triarc, and we are concerned that it won't be the case at Heinz. Nelson Peltz, Peter May and Trian's Record

Nelson Peltz, Peter May and Trian's Record

Situation	Facts	Our Conclusion
Triangle Industries, Inc. *(1988)*	– Sued by shareholders for self-dealing – Settled for at least $70mm	– Do the numerous lawsuits accusing them of benefiting economically at the expense of fellow shareholders suggest they will speak for <u>all</u> Heinz stockholders? – With this track record of shareholder lawsuits, would you want them on your Board?
Mountleigh Group plc *(1991-1993)*	– Publicly censured by London Stock Exchange for improper trading – Sued by large shareholder – Settled for undisclosed amount	
Triarc Companies (1) *(2000)*	– Sued by shareholders regarding undisclosed compensation – Forfeited $5mm cash, 775k options	
CBRL Group (Cracker Barrel) *(2005)*	– Peltz assembled minority position – Incurred significant debt (fell to junk status) & executed Dutch Auction – Peltz exited for short term gain	– Pursued short-term benefits – CBRL was left highly leveraged
Wendy's *(Present)*	– "Follower" and only one of several activists present – CEO and COO resigned within weeks	– Too early to predict outcome

(1) Messrs. Peltz, May and Garden are principals of Trian, and are also currently executive officers and directors of Triarc Companies Inc., a publicly listed company and the franchisor of the Arby's restaurant system

64

Mr. Peltz & Mr. May sued by shareholders of Triangle Industries, Inc. for using their insider positions to cheaply increase their personal stake prior to the sale of the Company to Pechiney in 1988 Facts Surrounding the Situation Review of Triangle Industries Record at Triangle November 1988: Pechiney (a French company) announced that it had reached an agreement to acquire Triangle Industries Inc. for $56 a share. The deal included the sale of Triangle's major operating subsidiary, American National Can. At the time, Peltz, who was Triangle's chairman and CEO and May, who was Triangle's President and COO, controlled a majority of the common equivalent shares of Triangle. After the announcement of the sale to Pechiney: a number of shareholder lawsuits were filed against Peltz and May. The lawsuits alleged that Mr. Peltz and Mr. May committed fraud and breach of fiduciary duty by causing another company they controlled to purchase shares from Triangle's public shareholders for only $33.50 per share at a time when Messrs. Peltz and May knew that Pechiney was interested in acquiring the company. Pechiney ultimately acquired Triangle for $56 per share, which resulted in an $834 million gain for Messrs. Peltz and May.(1)(2)(3) The suits alleged further that Peltz and May's SEC filings during this period represented that there were no plans or proposals to sell any material amount of assets of the company. The lawsuits were ultimately settled for at least $70 million.(2) (1) Class Action Complaint, Sirota v. Peltz, 88 Civ. 8792 (Dec. 13, 1988). (2) Form of Stipulation and Agreement of Compromise and Settlement, In re Triangle Industries Inc. Shareholders Litigation, 88 Civ. 8729, at Exhibit 1, (January 1990). (3) See Eric Schmuckler, "Pechiney Pays" Forbes (March 5, 1990) 65

Mr. Peltz & Mr. May receive public censure by the London Stock Exchange in 1991 for trading in shares "while they were in possession of unpublished, price-sensitive information" and are subsequently sued by a major shareholder of Mountleigh Group plc alleging common law fraud in 1993 Facts Surrounding the Situation Review of Mountleigh Group plc Record at Mountleigh In 1989-1990, Mr. Peltz & Mr. May acquire approximately 22% of the outstanding shares of UK publicly traded Mountleigh Group plc (1) Mr. Peltz named Chairman, and Mr. May named Joint Managing Director In May 1991, companies owned by Mr. Peltz & Mr. May sold 50% of their stake in Mountleigh to the Getty Trust in a private sale (at a 20% premium) (2) Less than two months later, Mountleigh announced disappointing financial results and Mountleigh's stock lost over 30% of its value(3) Soon thereafter, the Primary Markets Division of the London Stock Exchange launched an investigation into the apparent breaches by Mr. Peltz & Mr. May of the Exchange's Model Code(4) In August 1991, of the London Stock Exchange announced that "[t]he Quotations Panel is strongly of the view that in all the circumstances, Mr. Peltz and Mr. May should be the subject of public censure." (5) The Quotations Panel stated that the censure "arose as a consequence of Mr. Peltz and Mr. May having dealt in Mountleigh's securities: (i) during the close period preceding the release of its preliminary results; and (ii) whilst they were in possession of unpublished price- sensitive information in relation to Mountleigh's securities" (6) In 1993, the Getty Trust sued Mr. Peltz & Mr. May and others for fraud, claiming, among other things, that the defendants misrepresented Mountleigh's financial state(7) Mountleigh went into receivership on May 25, 1992--near the eve of trial-the parties settled for an undisclosed amount (1) Jeff Randall, "Pride and the Fall," Sunday Times (August 18, 1991). (2) Announcement, The London Stock Exchange (August 15, 1991); see also Andrew Bolger, "Mountleigh Directors Censured for Share Dealings," Financial Times 13 (August 16, 1991); Jeff Randall, "Pride and the Fall," Sunday Times (August 18, 1991). (3) Andrew Bolger, "Mountleigh Directors Censured for Share Dealings," Financial Times 13 (August 16, 1991); Jeff Randall, "Pride and the Fall," Sunday Times (August 18, 1991). (4) Announcement, The London Stock Exchange (August 15, 1991). (5) Announcement, The London Stock Exchange (August 15, 1991). (6) Announcement, The London Stock Exchange (August 15, 1991). (7) Getty Family Trust v. Peltz, 1998 US Dist. LEXIS 3945 (S.D.N.Y. March 26, 1998).

Review of Triarc Companies Peltz & May Sued By Shareholders Of Triarc Regarding Undisclosed Compensation in 2000 In 1994, shareholders of Triarc approved compensation agreements for Mr. Peltz and Mr. May, Triarc's two most senior executives(1) In 1997, shareholders of Triarc filed a class-action lawsuit against Triarc's directors after Triarc's directors awarded additional cash bonuses and stock options to Peltz and May between 1994 and 1997 plaintiffs claimed that the 1994 proxy statement had failed to disclose that Triarc's board "covertly reserved the right" to award Peltz and May additional compensation beyond that approved by the 1994 plan(2) plaintiffs also alleged that the 1994 proxy statement affirmatively misrepresented the value of the performance options to be issued under the plan as $32 million rather than $42 million(3) In 2000, the suit was settled, with Mr. Peltz and Mr. May agreeing to return $5 million to Triarc and surrender 775,000 Triarc stock options awarded to them by Triarc(4) Facts Surrounding the Situation Record at Triarc (1) In re Triarc Companies Inc. Class and Derivative Litigation, 791 A.2d 872, 874 (Del Ch. 2001). (2) In re Triarc Companies Inc. Class and Derivative Litigation, 791 A.2d 872, 875 (Del Ch. 2001). (3) In re Triarc Companies Inc. Class and Derivative Litigation, 791 A.2d 872, 875 (Del Ch. 2001). (4) In re Triarc Companies Inc. Class and Derivative Litigation, 791 A.2d 872, 874 n.1 (Del Ch. 2001).

Review of Cracker Barrel Facts Surrounding the Situation Record at Cracker Barrel We believe that Mr. Peltz's recent involvement at Cracker Barrel demonstrates a self-interested and short- term view During 4Q 2005, Mr. Peltz quietly acquired a 4.9% interest in Cracker Barrel's parent company, CBRL Group(1) In 1Q 2006, following apparent pressure from Mr. Peltz(2), CBRL announced "strategic initiatives," including a "significant leveraging" of the balance sheet and a "Dutch Auction" share repurchase(3) Company completed the Dutch Auction in May 2006, repurchasing about 35% of its outstanding shares at $42 per share(4) CBRL incurred significant new indebtedness which lowered its credit rating from investment grade status (prior to Peltz's involvement) to "junk bond" status(5) From SEC filings and financial industry reports, it is evident that by the end of 1Q 2006 (after less than 6 months as an investor), Mr. Peltz, at a likely substantial profit for himself, sold his entire investment in CBRL(6) Today, CBRL shares trade at levels similar to before Peltz's involvement, and the company carries a substantial new debt load such that the remaining shareholders hold a riskier security (1) See Naomi Snyder, "Cracker Barrel parent feels pressure from Peltz," The Tennessean (April 9, 2006). (2) See Naomi Snyder, "Cracker Barrel parent feels pressure from Peltz," The Tennessean (April 9, 2006). (3) Press Release: "CBRL Group Announces Strategic Initiatives Intended to Enhance Shareholder Value," (filed with CBRL Group Inc.'s Current Report on Form 8-K on March 17, 2006). (4) Press Release: "CBRL Group, Inc. Announces Results for Fiscal 2006 Third Quarter and Year to Date," (filed with CBRL Group Inc.'s Current Report on Form 8-K on May 23, 2006). (5) See Press Release: "S&P Cuts CBRL Corp Rtg To 'BB' From 'BB+'," Dow Jones Commodities Service (May 4, 2006) According to the S&P, for CBRL Group's credit "[t]he outlook is negative." (6) See Thomson Financial, CBRL Group Inc. Historic Holders Report (September 30, 2005 to March 31, 2006). Report indicates that Nelson Peltz acquired 2,270,300 shares of CBRL Group Inc. stock between September 30, 2005 and December 31, 2005. The stock, at the time, traded roughly between $33 and $36 per share. The report further indicates that, based on a March 31, 2006 Form 13-F Filing, between December 31, 2005 to March 31, 2006, Peltz sold his interests and no longer held any of his 2,270,300 shares.

Review of Cracker Barrel (continued) Debt/EBITDA (x) 0.9x(1) 3.4x (1) Credit Rating Baa3/BBB- Ba2/BB (neg) Peltz quietly accumulates 4.9% position. Unnamed "significant" investor approaches Company. Peltz quietly exits CBRL Peltz out. Remaining shareholders left with higher risk profile security trading at pre- Peltz levels We believe that recent activity by Nelson Peltz in CBRL demonstrates a self-interested and short-term view (1) Leverage based on FY06E EBITDA of $267mm (IBES consensus as of 06/17/06) Source: Thomson financial and latest 13F filings

Review of Wendy's

Trian Claim

"New directors have been **working with** management and existing Board members to effect **positive change**."

"The company **has since embraced** and has been **executing many of the plans and strategies outlined by Trian**"

What They Aren't Telling You

- With respect to Wendy's, **Trian was a "follower,"** not a "leader"
  - Pershing Square first disclosed its stake in April 2005[1]
  - Trian outlined its strategic plan for Wendy's in December 2005
  - Trian only one of several agitators
- Trian obtained seats on Wendy's Board on March 2, 2006[2]— **hardly enough time to say that Wendy's is an example of a "proven track record"**
  - In fact, on June 27, Wendy's "warned that its second-quarter earnings would be hurt by charges for its cost-cutting plan and **lower-than-expected sales**"
- **In spite of Trian's claim** to be "interested in building a constructive relationship with Mr. Schuessler and his team,"[3] **two top leaders left** Wendy's **one month after Trian** obtained Board representation
  - both Jack Schuessler, CEO, and John Deane, EVP of Operations, resigned[4]
- On June 28, 2006, Wendy's debt was **downgraded to "junk"** status by Standard & Poors
- ... Time will tell

We believe Trian's involvement with Wendy's demonstrates very little vis-à-vis Heinz and in no way supports Trian's assertion that they will be a constructive presence at Heinz

(1) See "Pershing Square Grp. reports 9.3% Wendy's Intl Stake" *Dow Jones Corporate filings alert* (April 26, 2005)
(2) See "Wendy's International, Inc. reaches agreement with Trian Partners and Sandell Asset Management" *Business Wire* (March 2, 2006)
(3) Form SC 13D filing, Wendy's International, Inc. (December 13, 2005)
(4) See "Wendy's International, Inc. elects Kerrii Anderson as Interim CEO and President, and Jim Pickett as Chairman; Jack Schuessler is retiring" *Wendy's Press Release* June 26, 2006

70

We Believe That Peltz/Trian Nominees Fail to Meet Corporate Governance Standards

Corporate Governance Concerns

Current Proposal	Close, Personal Relationship of Nominees	– Each of the Peltz/Trian nominees is a relative, an employee or close personal friend, of Mr. Peltz – Peter May has been Mr. Peltz's business partner for 30 years – Ed Garden is Mr. Peltz's son-in-law – Greg Norman has described Mr. Peltz as "one of his closest friends" (1) – Michael Weinstein is a former employee and business associate of Mr. Peltz
	Peltz/Trian Asking for Significant Board Representation	– Peltz/Trian nominees would collectively represent a 42% bloc on the Heinz Board, while Peltz/Trian stock ownership is only slightly over 5%
Convincing Evidence from Triarc Track Record	ISS/Other Corporate Governance Ratings	– ISS gave Triarc a corporate governance rating of 21.5, only exceeding 21.5% of the S&P 600 companies – In addition, Corporate Library gave Triarc an "F" on overall Board effectiveness—the lowest rating available
	Continual Violations of Corporate Governance Standards	– Multi-decade history that includes record of shareholder lawsuits, allegations of self-dealing and public censure by the London Stock Exchange for improper trading

At Triarc, Mr. Peltz pays himself 396% above the peer average[(2)]—at the expense of his shareholders

(1) See Mary McLachlin, "The Shark Feels Bitten by Diamond Dealings," *The Palm Beach Post* (October 5, 1998)
(2) Proxy Governance, Inc., June 2, 2006, "Report on Triarc Cos Inc"

71

Now That The Record Has Been Set, We Hope You Share Our Conclusions That Heinz has built a solid foundation and delivered strong results over the past four years Heinz has a realistic and achievable plan to deliver top-of-peer sustainable results through FY08 and beyond Heinz has a strong Board of Directors in place who are committed to holding management accountable and working to create value for all shareholders Trian's nominees will in no way add value to Board deliberations and will put at substantial risk Heinz's ability to deliver value to shareholders Your vote is extremely important. Your vote for your Board's nominees on the White Proxy is a vote in the best interest of all Heinz shareholders. A closer review of Trian's nominees suggests a risk that they serve their own interests at the expense of other shareholders

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS: This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward- looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to: sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals, the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency, cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws. 73

On June 15, 2006, Heinz filed a preliminary proxy statement in connection with its 2006 annual meeting of shareholders. Prior to the annual meeting, Heinz will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Heinz shareholders are strongly advised to read Heinz's proxy statement as it contains important information. Shareholders may obtain Heinz's preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov . Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Heinz's Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz's proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com . Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available in Heinz's preliminary proxy statement filed with the Securities and Exchange Commission on June 15, 2006.

H.J. Heinz Company and Subsidiaries
Special Items
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company’s reported results from continuing operations to the results excluding special items:

	Fiscal Years Ended May 3, 2006
				Income from
(amounts in millions)	Net	Gross	Operating	Continuing	Per
	Sales	Profit	Income	Operations	Share
Reported results from continuing operations	$8,643.4	$3,093.1	$1,113.6	$442.8	$1.29
Separation, downsizing and integration	—	17.4	146.7	96.6	0.28
Net loss on disposals & impairments	—	74.1	89.7	48.3	0.14
Asset impairment charges for cost and equity investments				105.6	0.31
American Jobs Creation Act	—	—	—	24.4	0.07

Results from continuing operations excluding special items	$8,643.4	$3,184.6	$1,350.0	$717.7	$2.10

	Fiscal Years Ended April 27, 2005
				Income from
	Net	Gross	Operating	Continuing	Per
	Sales	Profit	Income	Operations	Share
Reported results from continuing operations	$8,103.5	$3,033.5	$1,281.5	$688.0	$1.95
Asset impairment charges for cost and equity investments	—	—	—	73.8	0.21
Asset impairment charge for HAK vegetable product line	—	27.0	27.0	18.0	0.05

Results from continuing operations excluding special items	$8,103.5	$3,060.5	$1,308.4	$779.8	$2.21

	Fiscal Years Ended April 28, 2004
				Income from
	Net	Gross	Operating	Continuing	Per
	Sales	Profit	Income	Operations	Share
Reported results from continuing operations	$7,625.8	$2,892.5	$1,276.1	$715.5	$2.02
Write-down of U.K. pizza crust assets	—	4.0	4.0	2.8	0.01
Reorganization costs	—	—	16.6	10.6	0.03
Gain on sale of the Northern European bakery business	—	—	(28.8)	(13.3)	(0.04)

Results from continuing operations excluding special items	$7,625.8	$2,896.5	$1,267.9	$715.6	$2.02

	Fiscal Years Ended April 30, 2003
				Income from
	Net	Gross	Operating	Continuing	Per
	Sales	Profit	Income	Operations*	Share*
Reported results from continuing operations	$7,566.8	$2,741.3	$1,059.7	$478.3	$1.35
Reorganization costs	—	6.1	125.0	113.1	0.32
Loss on exit of non-strategic businesses	—	47.3	62.4	49.3	0.14

Results from continuing operations excluding special items	$7,566.8	$2,794.7	$1,247.1	$640.7	$1.81

* Excludes the impact of cumulative effect of accounting change.
(Note: Totals may not add due to rounding.)

     On June 15, 2006, Heinz filed a preliminary proxy statement in connection with its 2006 annual meeting of shareholders. Prior to the annual meeting, Heinz will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Heinz shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain Heinz’s preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s preliminary proxy statement filed with the Securities and Exchange Commission on June 15, 2006.